Exhibit 99.1

AmpliTech Group Reports Q3 2026 Revenue of $6.58 Million, Up 8.0% Year-over-Year, and 41.1% Nine-Month Gross Profit Growth

Q3 Gross Margin Expands Sequentially to 34.2%; Previously Announced Backlog Surpassed $52 Million in October

HAUPPAUGE, N.Y., November 12, 2026; AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGZ) (the “Company” or “AmpliTech”), a designer, developer and manufacturer of advanced radio frequency (RF) microwave components, 5G communications systems, semiconductor solutions and quantum-computing low-noise amplifiers (LNAs), today announced unaudited financial results for the three - and nine-months quarter ended September 30, 2026.

Third Quarter 2026 Highlights

●	Revenue increased 8.0% year-over-year to $6.58 million, compared with $6.09 million in the third quarter of 2025.
●	Spectrum Semiconductor Materials distribution revenue increased 36.4% year-over-year to $2.89 million, reflecting higher distribution-channel sales volumes and continued business expansion.
●	Gross margin increased sequentially to 34.2% from 27.9% in Q2 2026, an improvement of approximately 6.3 percentage points. Quarterly gross profit was $2.25 million.
●	Net loss narrowed sequentially to $1.89 million, or $0.07 per basic and diluted share, from approximately $3.09 million in Q2 2026.
●	For the first nine months of 2026, gross profit increased 41.1% year-over-year to $7.07 million, while gross margin expanded to 35.3% from 24.2% in the prior-year period.
●	The Company previously announced receipt of more than $17 million in customer purchase orders during Q3 2026, including follow-on orders under established O-RAN radio programs. Purchase orders are distinct from recognized revenue.
●	At September 30, 2026, cash, cash equivalents and marketable securities totaled approximately $30.27 million; working capital reached approximately $42.14 million.
●	Shareholders’ equity doubled to $65.7 million

Financial Performance

Third-quarter gross profit was $2.25 million and gross margin was 34.2%. Manufacturing and engineering segment revenue was $3.70 million compared with $3.98 million a year earlier. The year-over-year reduction in gross margin reflects higher cost of goods sold relative to revenue and a change in product sales mix. The sequential margin improvement highlights the variability in margin performance as the mix of shipments evolves.

Selling, general and administrative expenses were $3.38 million, compared with $2.48 million a year ago, primarily reflecting higher corporate costs, including legal fees and stock-based compensation, and increased marketing, business development, cybersecurity and IT-security initiatives. Research and development expense was $0.86 million, compared with $0.70 million in Q3 2025, including approximately $0.44 million of 5G activity and $0.42 million of MMIC design activity. During the quarter, the Company continued to prepare its advanced 5G product portfolio and associated production infrastructure for anticipated larger-scale commercial opportunities. Certain investments in engineering, manufacturing readiness, and supply chain capabilities are being made in advance of the related anticipated customer orders and deliveries. Consequently, the financial benefits of these investments have not yet been fully reflected in current-period revenue. Management believes these initiatives will support more efficient conversion of customer orders into shipments and revenue during 2027 and 2028, subject to the timing of customer orders and successful production execution.

For the nine months ended September 30, 2026, revenue was $20.00 million while gross profit increased to $7.07 million from $5.01 million, aided by a more favorable sales mix and the absence of certain lower-margin 5G product sales recognized in the prior-year period. Nine-month net loss was $6.50 million compared with $3.80 million in the prior-year period, reflecting higher operating expenses and continued investment in product development and commercialization.

AmpliTech Group | Q3 2026 Earnings Release

Operational and Strategic Progress

AmpliTech continues to advance commercialization across its RF, microwave, semiconductor and O-RAN product platform, serving 5G and telecommunications infrastructure, SATCOM and space, defense and aerospace, and semiconductor and quantum-computing applications. The Company is pursuing opportunities to translate customer orders, product development and network deployments into additional production shipments and recognized revenue.

●	In its October 14 announcement, the Company reported that more than 3,000 AmpliTech radio units had been deployed in support of a North American mobile network operator program.
●	On October 20, the Company announced a record $21.7 million follow-on purchase order for 5G O-RAN radios supporting an Asian mobile network operator program; cumulative orders under that program reached approximately $34 million.
●	On October 21, the Company announced a separate $1.03 million follow-on LNA order from a Fortune 1000 satellite communications customer, bringing previously disclosed total Company backlog to more than $52 million as of that announcement. Based on then-current production plans and customer schedules, management expected fulfillment during the remainder of 2026 and throughout 2027.
●	Following quarter-end, the Company completed a dedicated production line that was production-ready, with initial shipments expected during Q4 2026. Separately, 5G deployment timing remains subject to permits, licensing approvals and site arrangements.
●	On October 27, the Company announced that its 5G Medium Power Radio Unit had demonstrated interoperability with OCUDU, expanding the software environments available for potential customer evaluation.
●	Total bookings in October alone were near $25 million which is a record , effectively giving the company a record backlog in excess of $52 Million. All backlog is shippable between FY2026 and FY2027.
●	Achieved a significant commercial milestone with a major telecom infrastructure provider, successfully completing all of the new-supplier’s qualification and onboarding requirements and earning formal recognition as an approved vendor. This achievement positions AmpliTech to pursue new business opportunities with one of the world’s leading telecommunications equipment providers and further strengthens the Company’s presence in the global 5G and O-RAN ecosystem.

Balance Sheet and Liquidity

As of September 30, 2026, AmpliTech reported:

●	Cash and cash equivalents of $19.48 million and marketable securities of $10.79 million, totaling approximately $30.27 million.

●	Total current assets of $49.25 million, working capital of $42.14 million and a current ratio of approximately 6.93.

●	Total assets of $76.13 million and total stockholders’ equity of $65.72 million, compared with $51.48 million and $32.86 million, respectively, at December 31, 2025.

The strengthened liquidity position primarily reflects equity financing completed during 2026, including approximately $20.11 million in net proceeds from the July closing of the Series A Rights exercise process. The Company reported net cash used in operating activities of $8.48 million for the nine-month period. Based on its existing cash, marketable securities, working capital and current forecasts, management believes the Company can meet normal operating obligations and planned capital requirements over the next 18 months.

AmpliTech Group | Q3 2026 Earnings Release

2026 Revenue Outlook and Continued Commercial Momentum

Management remains focused on executing against funded customer programs, advancing O-RAN production and deployment readiness, expanding the Spectrum distribution business, progressing RF and MMIC innovation, and maintaining disciplined operating and capital allocation practices. While current customer orders and backlog provide visibility into potential future shipments, the timing and value of revenue recognition remain subject to production, delivery, acceptance and other applicable conditions. Revenue recognition was impacted by delays in technology transfers, global geopolitical developments, extended customer evaluation processes, and other factors beyond the Company’s control. The timing and extent of these delays could not be reliably anticipated, making it difficult to assess their full impact on projected revenue at an earlier stage. As a result, the Company was unable to achieve its previously projected $50 million revenue target, which was withdrawn in August 2026. However, based on current customer deployment schedules, production plans, and anticipated shipments, AmpliTech now expects full-year 2026 revenue of at least $28 million.

The revised outlook primarily reflects supply-chain constraints and customer-directed deployment delays, particularly among certain international 5G network operators. The Company’s original revenue expectations were supported by customer-provided shipment forecasts that subsequently shifted beyond their anticipated delivery periods. Most importantly, the Company expected the current backlog level to have been awarded much earlier during this current fiscal year.

As publicly released, the Company continues to report substantial commercial activity, including record customer purchase orders and a previously announced backlog exceeding $52 million. Management believes these commitments, together with the Company’s expanding manufacturing capabilities, customer relationships, being added to the major Telecom provider’s approved supplier list, and new business opportunities, provide a foundation for continued growth in 2027.

While customer deployment schedules and revenue recognition remain subject to change, AmpliTech is focused on converting its backlog into recognized revenue, improving operating efficiency and positioning the business for sustainable long-term growth.

Q3 FY2026 CEO Commentary

“Third-quarter revenue increased year-over-year, Spectrum delivered strong growth, and we achieved a meaningful sequential improvement in gross margin,” said Fawad Maqbool, Founder and Chief Executive Officer of AmpliTech Group. “Equally important, our nine-month gross profit growth demonstrates the benefit of our evolving business mix as we work to scale higher-value programs across the Company.”

Mr. Maqbool continued, “We are encouraged by the customer activity we have announced since quarter-end, including our largest single purchase order to date and a record backlog exceeding $52 million as of October 21. These are important commercial milestones, but our priority remains disciplined execution, turning firm orders into product deliveries, customer acceptance and revenue.”

Mr. Maqbool concluded, “With a significantly strengthened balance sheet, continued investment in engineering and manufacturing capability, and commercial opportunities spanning telecommunications, satellite, defense and quantum-related applications, we believe AmpliTech is better positioned to pursue long-term growth. We are focused on converting that potential into sustainable financial performance. The Company’s strategy is to leverage its proprietary technology portfolio, strengthened financial position, and planned production capabilities to improve operational efficiency, support customer acquisition and retention, and facilitate the conversion of customer orders into revenue.”

AmpliTech Group | Q3 2026 Earnings Release

Third Quarter 2026 Earnings Conference Call

AmpliTech will host its previously announced conference call on Thursday, November 12, 2026, at 5:00 p.m. Eastern Time. Domestic dial-in: 1-833-630-0019; international dial-in: 1-412-317-1807. Investor questions may be submitted to Investors@amplitechgroup.com in advance. An audio replay and transcript are expected to be posted on the Company’s website when available.

About AmpliTech Group, Inc.

AmpliTech Group, Inc. (NASDAQ: AMPG, AMPGZ) designs, develops and manufactures advanced RF and microwave signal-processing components and systems for satellite, 5G/6G telecommunications, quantum computing, defense, space and semiconductor applications. Its operations include AmpliTech Inc., Specialty Microwave, Spectrum Semiconductor Materials, AmpliTech Group MMIC Design Center and AmpliTech Group True G Speed Services. Through engineering innovation and U.S.-based manufacturing capabilities, AmpliTech serves a broad range of domestic and international customers. For more information, visit www.amplitechgroup.com.

Safe Harbor Statements

This press release includes forward-looking statements within the meaning of applicable federal securities laws, including statements regarding anticipated shipments, backlog conversion, customer deployment programs, future revenue, manufacturing readiness, product development, market opportunities, operating leverage, liquidity and capital requirements. Words such as “expect,” “believe,” “intend,” “plan,” “anticipate,” “may,” “will,” “potential” and similar expressions identify forward-looking statements. These statements reflect current expectations, are not guarantees of future performance and involve known and unknown risks and uncertainties that could cause actual results to differ materially, including changes in customer demand or delivery schedules; order modification, deferral or cancellation; product performance, supply-chain and manufacturing constraints; customer qualification or acceptance; regulatory, export-control, permit and licensing requirements; competitive conditions; product and sales mix; funding needs; and other matters described in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” sections. Purchase orders and backlog should not be interpreted as revenue already earned or a guarantee of future revenue. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.

Contacts

Corporate Social Media
LinkedIn: AmpliTech Group, Inc.

Company Contact:
Jorge Flores
Tel: 631-521-7831
Investors@amplitechgroup.com

AmpliTech Group | Q3 2026 Earnings Release